Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude
Investor and Media Relations
Tel: 612 303-6277
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces 2010 Fourth Quarter
and Full-Year Results
Record Fourth Quarter Revenues of $176.4 million
MINNEAPOLIS — Jan. 26, 2011 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $9.4 million, or $0.49 per diluted common share, for the fourth quarter ended Dec. 31, 2010. These results were reduced by $0.48 per diluted common share, due to a $9.1 million after-tax charge ($9.5 million pre-tax), substantially all of which related to the previously-announced restructuring of the firm’s European operations. On a non-GAAP, core basis for the quarter, which excludes the restructuring charge, results were $0.97 per diluted common share. For the fourth quarter of 2009, Piper Jaffray recorded net income of $12.3 million, or $0.63 per diluted common share, and net income of $7.1 million, or $0.36 per diluted common share, for the third quarter of 2010. Fourth quarter 2010 net revenues were a record $176.4 million, compared to $132.9 million in the year-ago period, and $116.5 million for the third quarter of 2010.
For the year ended Dec. 31, 2010, net income was $24.4 million, or $1.23 per diluted common share, which included $10.2 million (after-tax) of restructuring charges and $4.0 million (after-tax) for the reversal of previously recognized expense related to performance-based restricted stock awards. In 2009, net income was $30.4 million, or $1.55 per diluted common share. Net revenues were $530.1 million for the twelve months ended Dec. 31, 2010, up 13 percent compared to last year, the highest since Piper Jaffray became a public company in 2003.
“We are very pleased with our strong fourth quarter results, reflecting solid performance in all of our businesses,” said Andrew S. Duff, chairman and chief executive officer. “In 2010, we took actions to improve our profitability and return on equity for the longer term. We materially diversified our business mix with the addition of Advisory Research and the improved profitability of FAMCO. For 2010, asset management comprised 13 percent of total net revenues and 28 percent of operating income, up from 3 percent and a loss in 2009, respectively. Also, we completed a significant restructuring of our European operations. Europe will continue to be an important market for us in distributing U.S. and Asia securities and facilitating global M&A business, but we will no longer originate or distribute European securities.”
Duff added: “In 2011, we remain committed to further improving our productivity, profit margins and return on equity. We are optimistic about how our firm is positioned against an improving macroeconomic backdrop, yet are cautious about the potential for volatile periods in the capital markets in the year ahead.”
Fourth Quarter
Consolidated Expenses
For the fourth quarter, compensation and benefits expenses were $106.4 million compared to $79.8 million in the fourth quarter of 2009, and $66.1 million in the third quarter of 2010. Compensation and benefits expenses increased compared to both periods due to the improved performance during the quarter. Also, the third quarter of 2010 included a $6.6 million reversal of previously recognized compensation expense related to performance-based restricted stock grant awards that are no longer expected to be earned.
For the fourth quarter, compensation and benefits expenses as a percentage of net revenues were 60.3 percent, compared to 60.0 percent for the fourth quarter of 2009 and 56.7 for the third quarter of 2010, which was reduced by 5.6 percentage points due to the reversal of previously recognized compensation expense as described above.
Non-compensation expenses were $46.9 million, an increase of 37 percent compared to the fourth quarter of 2009, mainly due to the $9.5 million (pre-tax) restructuring charge and the addition of Advisory Research, which increased intangible amortization expense. Fourth quarter non-compensation expenses increased 27 percent compared to the third quarter of 2010, mainly driven by the $9.5 million restructuring charge.
Fourth Quarter
Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.
Capital Markets
Capital Markets generated pre-tax operating income of $16.0 million, which was reduced by $9.4 million (pre-tax) of restructuring charges, compared to $18.7 million in the fourth quarter of 2009, and $9.3 million in the third quarter of 2010. Net revenues of $151.0 million rose 18 percent and 52 percent, compared to the year-ago period and the third quarter of 2010, respectively.
•	Equity financing revenues of $42.1 million rose 15 percent and 112 percent, compared to the fourth quarter of 2009 and the third quarter of 2010, respectively, and were the highest since the fourth quarter of 2007. The number of completed transactions doubled compared to the sequential third quarter, and strong financing activity in the U.S. and Asia drove the improved performance.

•	Fixed income financing revenues were $19.9 million, down 24 percent from the very strong fourth quarter of 2009, and up 21 percent compared to the third quarter of 2010, mainly due to a higher number of completed public finance transactions.

•	Advisory services revenues of $34.6 million rose 215 percent and 68 percent, compared to the year-ago period and the third quarter of 2010, respectively, and were the highest since the fourth quarter of 2007. The improved performance resulted from a higher aggregate value of completed transactions and higher revenue per transaction.

•	Equity institutional brokerage revenues were $27.5 million, down 2 percent compared to the year-ago period, and up 13 percent compared to the third quarter of 2010, mainly driven by higher client activity in the U.S. and Asia.

•	Fixed income institutional brokerage revenues were $22.6 million, up 2 percent compared to the year-ago period, and up 12 percent compared to the third quarter of 2010. Municipal product revenues, which contribute a majority of fixed income institutional brokerage revenues, made a strong contribution to results, despite the challenging municipal market conditions during the fourth quarter.

•	In the fourth quarter, the firm recorded an $8.6 million charge related to the restructuring of its European operations. Going forward, Piper Jaffray will focus resources on two areas: the distribution of U.S. and Asia securities to European institutional investors, and merger and acquisition advisory services, which are aligned with the firm’s global sector focus areas. The firm exited the origination and distribution of European securities.

•	An additional $0.8 million (pre-tax) restructuring charge was recorded in the fourth quarter for a small number of headcount reductions.

•	Operating expenses for the quarter were $135.0 million, up 24 percent and 50 percent, compared to the fourth quarter of 2009 and the third quarter of 2010, respectively. The increased expenses were mainly due to higher compensation expenses and the restructuring charges. Segment pre-tax operating margin was 10.6 percent, which was reduced by 6.2 percentage points due to the restructuring charges, and compared to 14.6 percent and 9.3 percent in the year-ago period and the sequential third quarter, respectively.
The following is a recap of completed deal information for the fourth quarter of 2010:
•	35 equity financings raising a total of $4.0 billion in capital.

•	170 tax-exempt issues with a total par value of $2.7 billion.

•	15 merger and acquisition transactions with an aggregate enterprise value of $3.5 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)
Asset Management
For the quarter ended Dec. 31, 2010, asset management generated pre-tax operating income of $7.1 million, compared to $0.3 million in the fourth quarter of 2009, and $4.3 million in the third quarter of 2010. Net revenues of $25.3 million rose from $4.9 million in the year-ago period, primarily attributable to the acquisition of Advisory Research. Revenues rose 49 percent, or $8.3 million, compared to the third quarter of 2010, mainly driven by performance fees.
•	Performance fees, the majority of which are recorded in the fourth quarter if earned, were $7.6 million, compared to $0.7 million in the fourth quarter of 2009 and $0.7 million in the third quarter of 2010. Asset management has five strategies with performance-based fee arrangements; the largest contributors were the energy fund and microcap value fund.

•	Operating expenses for the quarter were $18.2 million, including $2.2 million of intangible amortization expense, compared to $4.6 million last year, mainly attributable to the addition of Advisory Research. Operating expenses rose 43 percent compared to the third quarter of 2010, mainly due to higher compensation expenses as a result of improved performance. Segment pre-tax operating margin was 28.1 percent compared to 6.3 percent in the year-ago period and 25.2 percent in the third quarter of 2010.

•	Assets under management (AUM) were $12.3 billion, compared to $6.9 billion a year ago and $12.8 billion in the third quarter of 2010. The increase compared to last year was mainly attributable to the acquisition of Advisory Research. The decrease compared to the third quarter of 2010 was driven by FAMCO client outflows offset in part by positive client inflows at Advisory Research, and market appreciation of client assets.
Other Matters
In the fourth quarter of 2010, $2.4 million, or 84,005 shares, of the firm’s common stock was repurchased pursuant to a share repurchase authorization. The average price per share repurchased was $28.62. The firm has $57.4 million remaining on a share repurchase authorization which expires on Sep. 30, 2012.

Full Year 2010
Consolidated Expenses
For the year ended Dec. 31, 2010, compensation and benefits expenses were $315.2 million, up 12 percent compared to $281.3 million in 2009. The increase was attributable to higher revenues, including ten months of Advisory Research revenues.
Non-compensation expenses were $157.2 million, up 20 percent compared to 2009, mainly due to restructuring charges related to the firm’s European operations and the addition of Advisory Research, including intangible amortization expense.
Full Year 2010
Business Segment Results
Capital Markets
For the year ended Dec. 31, 2010, Capital Markets generated pre-tax operating income of $41.6 million, compared to $59.3 million in 2009. The lower results were primarily due to higher restructuring charges and a lower contribution from fixed income institutional brokerage. Net revenues were $462.9 million, up 2 percent compared to the year-ago period. Equity financing and advisory services revenues substantially increased compared to the prior year, and were largely offset by decreased revenues in debt financings and institutional brokerage.
Operating expenses for the year were $421.3 million, up 7 percent compared to 2009, due to higher compensation expenses, and higher non-compensation expenses, driven by restructuring charges. For the year, segment pre-tax operating margin was 9.0 percent compared to 13.1 percent in 2009.
The following is a recap of completed deal information for the full year of 2010:
•	96 equity financings raising a total of $11.9 billion in capital.

•	567 tax-exempt issues with a total par value of $8.1 billion.

•	47 merger and acquisition transactions with an aggregate enterprise value of $11.3 billion. (The number of deals and the enterprise value include disclosed and undisclosed transactions.)
Asset Management
For the year ended Dec. 31, 2010, Asset Management generated pre-tax operating income of $16.1 million, compared to a loss of $2.8 million in 2009. Net revenues were $67.2 million compared to $14.9 million last year. The significant increase in revenues was driven by the acquisition of Advisory Research and performance fees.
Operating expenses for the year were $51.1 million, including $7.5 million of intangible amortization expense, compared to $17.7 million in 2009. Segment pre-tax operating margin was 24.0 percent compared to (18.5) percent last year.
Other Matters
For the full year, $47.6 million, or 1,517,587 shares, of the firm’s common stock was repurchased pursuant to a share repurchase authorization. The average price per share repurchased was $31.37.
Additional Shareholder Information

	As of Dec. 31, 2010	As of Sep. 30, 2010	As of Dec. 31, 2009
Number of employees:	1,031	1,082	1,039
Asset Management AUM:	$12.3 billion	$12.8 billion	$6.9 billion
Shareholders’ equity:	$813.3 million	$804.7 million	$778.6 million
Annualized Qtrly. Return on Avg. Adjusted Shareholders’ Equity[1]	5.4%	4.0%	7.3%
Book value per share:	$55.50	$54.73	$49.80
Tangible book value per share[2]:	$29.42	$28.97	$38.50

[1]	Adjusted shareholders’ equity equals total shareholders’ equity, including goodwill associated with acquisitions, less goodwill resulting from the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., by U.S. Bancorp. Annualized return on average adjusted shareholders’ equity is computed by dividing annualized net income by average monthly adjusted shareholders’ equity. Management believes that annualized return on adjusted shareholders’ equity is a meaningful measure of performance because it reflects equity deployed in our businesses after our spin off from U.S. Bancorp on December 31, 2003. The following table sets forth a reconciliation of shareholders’ equity to adjusted shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to adjusted shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	Three Months Ended
(Dollars in thousands)	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009

Shareholders’ equity	$809,154	$813,318	$780,592
Deduct: goodwill attributable to PJC Inc. acquisition by USB	105,522	105,522	105,522

Adjusted shareholders’ equity	$703,632	$707,796	$675,070

[2]	Tangible shareholders’ equity equals total shareholders’ equity less all goodwill and identifiable intangible assets. Tangible book value per share is computed by dividing tangible shareholders’ equity by common shares outstanding. Management believes that tangible book value per share is a more meaningful measure of our book value per share. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Dollars in thousands)	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009

Shareholders’ equity	$813,312	$804,682	$778,616
Deduct: goodwill and identifiable intangible assets	382,174	378,697	176,692

Tangible shareholders’ equity	$431,138	$425,985	$601,924

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will host a conference call to discuss fourth quarter results on Wed., Jan. 26, at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the firm’s Web site at www.piperjaffray.com or by dialing (800) 732-5617, or (212) 231-2921 internationally, and referencing reservation #21506751. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on Jan. 26 at the same Web address or by calling (800) 633-8284 and referencing reservation #21506751.
About Piper Jaffray
Piper Jaffray is a leading middle market investment bank and asset management firm serving clients in the U.S. and internationally. A proven advisory team combines deep industry, product and sector expertise with ready access to global capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London and Hong Kong. www.piperjaffray.com
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including the municipal market), anticipated financial results (including expectations regarding operating margins, earnings per share, return on equity, and productivity and revenue and expense levels), the environment and prospects for capital markets transactions, current deal pipelines, our five-year strategic and other growth priorities (including significant revenue growth for our corporate advisory and public finance businesses, investments in our Asia-based business, growth in our asset management business (and in the revenue yield thereof), and expansion of middle market, fixed income sales), the earnings per share and return on equity benefits from our European restructuring, our tax rates, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements, including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate (including the municipal market), and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) we may not be able to compete successfully with other companies in the financial services industry, which may impact our ability to achieve our growth priorities and objectives, (4) our ability to manage expenses may be limited by the fixed nature of certain expenses as well as the impact from unanticipated expenses, (5) the business operations that we conduct outside of the United States, including in Asia, subject us to unique risks, (6) hiring of additional senior talent may not yield the benefits we anticipate or yield them within expected timeframes, and (7) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2011 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q ’10	4Q ’10	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2010	2010	2009	vs. 3Q ’10	vs. 4Q ’09	2010	2009	Inc/(Dec)
Revenues:
Investment banking	$94,650	$56,243	$73,086	68.3%	29.5%	$266,386	$207,701	28.3%
Institutional brokerage	46,343	40,432	45,662	14.6	1.5	167,954	221,117	(24.0)
Interest	12,592	11,497	11,627	9.5	8.3	51,851	40,651	27.6
Asset management	24,988	16,812	4,864	48.6	413.7	66,827	14,681	355.2
Other income/(loss)	5,989	(368)	3,940	N/M	52.0	12,043	2,731	341.0

Total revenues	184,562	124,616	139,179	48.1	32.6	565,061	486,881	16.1

Interest expense	8,190	8,153	6,230	0.5	31.5	34,987	18,091	93.4

Net revenues	176,372	116,463	132,949	51.4	32.7	530,074	468,790	13.1

Non-interest expenses:
Compensation and benefits	106,371	66,058	79,774	61.0	33.3	315,203	281,277	12.1
Occupancy and equipment	9,019	8,853	7,804	1.9	15.6	33,597	29,705	13.1
Communications	5,983	5,943	5,679	0.7	5.4	24,614	22,682	8.5
Floor brokerage and clearance	2,823	2,879	2,860	(1.9)	(1.3)	11,626	11,948	(2.7)
Marketing and business development	6,435	5,863	5,607	9.8	14.8	23,715	18,969	25.0
Outside services	8,436	7,945	8,489	6.2	(0.6)	32,120	29,657	8.3
Restructuring-related expenses	9,530	1,333	—	614.9	N/M	10,863	3,572	204.1
Other operating expenses	4,628	4,011	3,728	15.4	24.1	20,620	14,428	42.9

Total non-interest expenses	153,225	102,885	113,941	48.9	34.5	472,358	412,238	14.6

Income before income tax expense	23,147	13,578	19,008	70.5	21.8	57,716	56,552	2.1

Income tax expense	13,727	6,524	6,756	110.4	103.2	33,354	26,183	27.4

Net income	9,420	7,054	12,252	33.5	(23.1)	24,362	30,369	(19.8)

Net income allocated to restricted participating shares	(2,222)	(1,639)	(2,243)	35.6	(0.9)	(5,433)	(5,481)	(0.9)

Net income applicable to common shareholders	$7,198	$5,415	$10,009	32.9%	(28.1)%	$18,929	$24,888	(23.9)%

Earnings per common share
Basic	$0.49	$0.36	$0.63	36.6%	(22.3)%	$1.23	$1.56	(21.0)%
Diluted	$0.49	$0.36	$0.63	36.6%	(21.9)%	$1.23	$1.55	(20.8)%

Weighted average number of common shares outstanding
Basic	14,635	15,035	15,803	(2.7)%	(7.4)%	15,348	15,952	(3.8)%
Diluted	14,639	15,038	15,908	(2.7)%	(8.0)%	15,378	16,007	(3.9)%

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q ’10	4Q ’10	Dec. 31,	Dec. 31,	Percent
(Dollars in thousands)	2010	2010	2009	vs. 3Q ’10	vs. 4Q ’09	2010	2009	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$42,108	$19,839	$36,542	112.2%	15.2%	$113,711	$81,668	39.2%
Debt	19,936	16,486	26,097	20.9	(23.6)	65,958	79,104	(16.6)
Advisory services	34,629	20,595	10,991	68.1	215.1	90,396	49,518	82.6

Total investment banking	96,673	56,920	73,630	69.8	31.3	270,065	210,290	28.4

Institutional sales and trading
Equities	27,486	24,292	28,004	13.1	(1.8)	106,206	120,488	(11.9)
Fixed income	22,565	20,159	22,104	11.9	2.1	79,833	117,176	(31.9)

Total institutional sales and trading	50,051	44,451	50,108	12.6	(0.1)	186,039	237,664	(21.7)

Other income/(loss)	4,311	(1,956)	4,278	N/M	0.8	6,763	5,922	14.2

Net revenues	151,035	99,415	128,016	51.9	18.0	462,867	453,876	2.0

Operating expenses	134,999	90,136	109,319	49.8	23.5	421,275	394,566	6.8

Segment pre-tax operating income	$16,036	$9,279	$18,697	72.8%	(14.2)%	$41,592	$59,310	(29.9)%

Segment pre-tax operating margin	10.6%	9.3%	14.6%			9.0%	13.1%

Asset Management
Management and performance fees	$24,988	$16,812	$4,864	48.6%	413.7%	$66,827	$14,681	355.2%

Other income	349	236	69	47.9	405.8	380	233	63.1

Net revenues	25,337	17,048	4,933	48.6	413.6	67,207	14,914	350.6

Operating expenses	18,226	12,749	4,622	43.0	294.3%	51,083	17,672	189.1%

Segment pre-tax operating income/(loss)	$7,111	$4,299	$311	65.4%	N/M	$16,124	$(2,758)	N/M

Segment pre-tax operating margin	28.1%	25.2%	6.3%			24.0%	N/M

Total
Net revenues	$176,372	$116,463	$132,949	51.4%	32.7%	$530,074	$468,790	13.1%

Operating expenses	153,225	102,885	113,941	48.9	34.5	472,358	412,238	14.6

Total segment pre-tax operating income	$23,147	$13,578	$19,008	70.5%	21.8%	$57,716	$56,552	2.1%

Pre-tax operating margin	13.1%	11.7%	14.3%			10.9%	12.1%

N/M — Not meaningful